Exhibit 99.1

                                VSB Bancorp, Inc.
                    Third Quarter 2004 Results of Operations
                  VSB Reports 59% Growth In Quarterly Earnings


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, N. Y. --October 13, 2004. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $618,841 for the third quarter of 2004, a 59.4% increase from the third quarter of 2003. The following unaudited figures were released today. Pre-tax income was $1,158,300 in the third quarter of 2004, as compared to $726,738 for the third quarter of 2003, an increase of $431,562, or 59.4%. Net income was $618,841, or basic income of $0.43 per common share, as compared to a net income of $388,320, or basic income per common share of $0.28, for the quarter ended September 30, 2003. The increase in net income was attributable to an increase in net interest income of $527,330, an increase in non-interest income of $63,283 and a decrease in the provision for loan loss of $20,000 which were partially offset by an increase in non-interest expense of $179,051 and an increase in income tax expense of $201,041. Total assets increased to $233.6 million, an increase of $48.7 million from December 31, 2003. Total deposits stood at $214.3 million, an increase of $46.6 million, or 27.8%, for the same period. The increase in deposits includes a $5 million deposit from the City of New York, into the St. George branch of the company's subsidiary, Victory State Bank, under the City's new Bank Development District deposit program. The company's Tier 1 capital ratio of 8.14% includes, as Tier 1 capital, $4.2 million (25% of its regulatory capital) from the $5 million trust preferred securities that we issued in August 2003. All per share data have been adjusted for the 4 for 3 stock split, in the form of a 33 1/3 stock dividend, paid on March 8, 2004.

Average interest-earning assets grew $32.5 million from the third quarter of 2003 to the third quarter of 2004. Average investment securities and other interest earning assets increased $35.5 million between those same periods. Average demand deposits (an interest free source of funds for investment) remained approximately 44% of average total deposits. The company's interest rate spread and interest rate margin were 4.09% and 4.55%, respectively, for the quarter ending September 30, 2004 as compared to 3.78% and 4.16%, respectively, for the quarter ended September 30, 2003. Non-interest income grew to $471,065 in the third quarter of 2004, an increase of $63,283 from the third quarter of 2003. Non-interest expense totaled $1.5 million, an increase of $179,051 from the third quarter of 2003. The growth in non-interest expense is directly attributable to increased personnel expenses relating to new staff, due to our increase in size, increases in health insurance costs and other benefits, compensation costs associated with the newly established ESOP plan and increased occupancy expenses.

Net income for the nine months ended September 30, 2004 was $1.6 million, or basic income of $1.13 per common share, as compared to a net income of $1.0 million, or $0.72 per share for the nine months ended September 30, 2003. This represented a 59.6% increase in net income. Pre-tax income grew to $3.0 million for the first nine months of 2004, as compared to $1.9 million for 2003, an increase of $1.1 million, or 59.7%. The growth in net income was attributable to an increase in net interest income of $1.4 million and an increase in non-interest income of $230,787 partially offset by an increase in non-interest expense of $462,916, an increase in the provision for loan loss of $10,000 and an increase in income tax expense of $523,813. In the nine months ended September 30, 2004, our unrealized loss in available for sale securities increased by $388,695. The increase was the result of increases in market interest rates, which caused downward pressure on the value of our securities portfolio. The unrealized loss, although it reduces GAAP capital, does not reduce capital for bank regulatory purposes at either the bank or the holding company level.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "We had a strong third quarter, as the growth of the company offset the moderate increases in interest rates. Our net margin improved as we were able to invest the cash from our growth into higher yielding securities. Our quarterly earnings of $618,841 is a record." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share stood at a record $0.43 per common share. Our third quarter 2004 return on assets and return on equity were 1.19% and 22.40%, our best quarterly results. Our success in delivering the highest quality personal service is a direct result of our highly motivated and dedicated staff."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $12.1 million since its inception. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. The Bank plans to open its fifth branch at 1071 Bay Street, in the Rosebank section of Staten Island, subject to regulatory approval.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy,
(ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                               September 30, 2004
                                   (unaudited)

                                                 September 30,     December 31,
                                                     2004             2003
                                                 -------------    -------------

Assets:

 Cash and due from banks                         $  50,764,203    $  30,187,741
 Money market investments, held to maturity            585,742          599,356
 Investment securities, available for sale         109,973,728       83,171,547
 Loans receivable                                   68,872,304       67,981,461
  Allowance for loan loss                           (1,237,048)      (1,162,776)
                                                 -------------    -------------
    Loans receivable, net                           67,635,256       66,818,685
 Bank premises and equipment, net                    1,894,453        2,132,154
 Accrued interest receivable                           664,062          588,232
 Deferred taxes                                      1,455,474          934,710
 Other assets                                          673,750          542,545
                                                 -------------    -------------
      Total assets                               $ 233,646,668    $ 184,974,970
                                                 =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                          $ 103,735,325    $  77,416,339
    NOW                                             22,545,445       23,627,653
    Money market                                    23,084,095       23,709,155
    Savings                                         13,202,516       10,394,955
    Time                                            51,329,237       32,287,215
                                                 -------------    -------------
       Total Deposits                              213,896,618      167,435,317
 Escrow deposits                                       440,116          267,484
 Trust preferred securities                          5,000,000        5,000,000
 Accounts payable and accrued
  expenses                                           2,201,029        1,630,544
                                                 -------------    -------------
     Total liabilities                             221,537,763      174,333,345

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,505,022 and 1,407,997
    issued and outstanding, respectively)                  150              106
 Additional paid in capital                          8,900,442        7,031,499
 Retained earnings                                   5,387,005        3,779,686
 Unallocated ESOP Shares                            (1,620,331)              --
 Accumulated other comprehensive loss,
   net of taxes of $487,063 and $148,001,
   respectively                                       (558,361)        (169,666)
                                                 -------------    -------------

    Total stockholders' equity                      12,108,905       10,641,625
                                                 -------------    -------------

     Total liabilities and stockholders'
        equity                                   $ 233,646,668    $ 184,974,970
                                                 =============    =============

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                               September 30, 2004
                                   (unaudited)

                                         Three months     Three months     Nine months      Nine months
                                            ended            ended            ended            ended
                                        Sep. 30, 2004    Sep. 30, 2003    Sep. 30, 2004    Sep. 30, 2003
                                        -------------    -------------    -------------    -------------
Interest and dividend income:
 Loans receivable                       $   1,335,491    $   1,349,614    $   3,952,991    $   3,766,538
 Investment securities                      1,074,268          495,576        2,815,246        1,466,620
 Other interest earning assets                 87,848           54,542          160,493          176,034
                                        -------------    -------------    -------------    -------------
     Total interest income                  2,497,607        1,899,732        6,928,730        5,409,192

Interest expense:
 NOW                                           25,494           30,199           76,168           96,241
 Money market                                  50,924           57,946          150,876          209,473
 Savings                                       16,910           13,228           45,090           44,650
 Trust preferred                               86,362           31,666          259,087           31,666
 Time                                         107,626           83,732          267,620          263,678
                                        -------------    -------------    -------------    -------------
     Total interest expense                   287,316          216,771          798,841          645,708

Net interest income                         2,210,291        1,682,961        6,129,889        4,763,484
Provision for loan loss                        30,000           50,000          130,000          120,000
                                        -------------    -------------    -------------    -------------
    Net interest income
       after provision for loan loss        2,180,291        1,632,961        5,999,889        4,643,484

Non-interest income:
 Loan fees                                     23,109           27,262           57,306           91,571
 Service charges on deposits                  428,587          354,889        1,264,253        1,010,821
 Net rental income/(loss)                       3,799            9,792           23,593           18,755
 Other income                                  15,570           15,839           52,848           46,066
                                        -------------    -------------    -------------    -------------
     Total non-interest income                471,065          407,782        1,398,000        1,167,213

Non-interest expenses:
 Salaries and benefits                        853,144          706,875        2,483,512        2,063,439
 Occupancy expenses                           248,119          230,309          707,596          715,632
 Legal expense                                 36,890           36,545          121,188           90,223
 Professional fees                             49,814           37,880          145,591          113,905
 Computer expense                              60,914           74,539          196,140          217,237
 Other expenses                               244,175          227,857          734,681          725,356
                                        -------------    -------------    -------------    -------------
     Total non-interest expenses            1,493,056        1,314,005        4,388,708        3,925,792

       Income before income taxes           1,158,300          726,738        3,009,181        1,884,905
                                        -------------    -------------    -------------    -------------

Provision (benefit) for income taxes:
 Current                                      589,434          372,959        1,583,564          945,959
 Deferred                                     (49,975)         (34,541)        (181,702)         (67,910)
                                        -------------    -------------    -------------    -------------
     Total provision for income taxes         539,459          338,418        1,401,862          878,049

              Net income                $     618,841    $     388,320    $   1,607,319    $   1,006,856
                                        =============    =============    =============    =============

Basic income per common share           $        0.43    $        0.28    $        1.13    $        0.72
                                        =============    =============    =============    =============

Fully diluted net income per share      $        0.41    $        0.26    $        1.08    $        0.69
                                        =============    =============    =============    =============

Book value per common share             $        8.05    $        7.42    $        8.05    $        7.42
                                        =============    =============    =============    =============